Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Deploys 12 RIO 360 Solar Powered Security Towers at Major Auto Manufacturer

Detroit, Michigan, September 27, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced the imminent completion of the deployment of 12 RIO™ 360 solar-powered security towers at a leading auto manufacturer headquartered near Detroit, Michigan.

The client is a Fortune 50 ranked global leader in automobile manufacturing with operations in over 100 countries around the world. The majority of these deployments were facilitated through one of RAD’s largest authorized dealers.

“This remarkable client reached out to us in July of this year, inquiring about RIO as a security option at many of their manufacturing facilities,” said Troy McCanna, Chief Security Officer at RAD. “We were hosting Police Day on July 13th, and fortunately had a few RIOs at the REX. The client sent several from their security department to meet with us. As expected, they were impressed, and just a few months later we’ve got 12 devices deployed.”

McCanna added that the client’s deployment of RIO units has the capacity of exceeding 40 units.

“This is such a great deployment for the Company,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “The client and the dealer that’s supporting them are 2 of the biggest household names. The fact that they’ve already deployed 12 RIO 360s marks a significant uptick in recurring monthly revenue (RMR) for the Company. This is validation of years of effort in driving the Company to this point and gives us a significant foothold in the local auto industry.”

“The positive word on RIO seems to be spreading,” added McCanna. “Just this Monday another auto manufacturer reached out to us for solutions that are available for rapid delivery and deployment.”

“Our funding efforts to date are allowing us to procure materials and parts as needed to satisfy this increased demand,” added Steve Reinharz, CEO of AITX and RAD. “We can now build and deploy RAD solutions faster than ever. This allows us to rapidly grow revenue as we work towards the objective of becoming cash flow positive.”

RIO 360 is a versatile solar-powered security tower configured with dual ROSA devices. RIO 360 offers the marketplace two valuable benefits. The first is the unmatched performance of the dual ROSA devices that sit atop the unit’s mast. There is no device in the market that can perform ROSAs extensive list of autonomous detection and responsive actions. ROSA is RAD’s best-selling and a multiple award-winning device. The second critical differentiator is RIO’s value pricing. RIO’s pricing competes favorably against other solar tower manufacturers. RIO 180 utilizes much of the same hardware and software platform as RIO 360, but ships with a single ROSA device and fewer solar panels.

RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

As stated, sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published four Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz